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                                                                November 3, 1998

Morgan Stanley Dean Witter Variable Investment Series
The Equity Portfolio
Two World Trade Center
New York, New York 10048

Morgan Stanley Dean Witter Variable Investment Series
The Capital Appreciation Portfolio
Two World Trade Center
New York, New York 10048

Gentlemen:

    You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which (i) substantially all assets of The Capital Appreciation Portfolio ("Capital Appreciation Portfolio"), one of fifteen portfolios of Morgan Stanley Dean Witter Variable Investment Series, a Massachusetts business trust ("Variable Investment Series"), will be combined with those of The Equity Portfolio ("Equity Portfolio"), also one of fifteen portfolios of Variable Investment Series, in exchange for shares of Equity Portfolio ("Equity Portfolio Shares"), and the assumption by Equity Portfolio of certain liabilities of Capital Appreciation Portfolio (the "Liabilities"); (ii) Capital Appreciation Portfolio will be liquidated; and (iii) Equity Portfolio Shares will be distributed to the holders ("Capital Appreciation Portfolio Shareholders") of shares in Capital Appreciation Portfolio ("Capital Appreciation Portfolio Shares").

    We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to Equity Portfolio Shares of Variable Investment Series (the "Registration Statement") which includes, as a part thereof, the proxy statement of Variable Investment Series, on behalf of Capital Appreciation Portfolio (the "Capital Appreciation Portfolio Proxy"), which will be used to solicit proxies of Capital Appreciation Portfolio Shareholders in connection with the Special Meeting of Capital Appreciation Portfolio Shareholders and the Agreement and Plan of Reorganization by and between Variable Investment Series, on behalf of Equity Portfolio, and Variable Investment Series, on behalf of Capital Appreciation Portfolio (the "Plan").

    In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the Capital Appreciation Portfolio Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors") and Variable Investment Series, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.

                                     FACTS

    Variable Investment Series is an open-end diversified management investment company. Equity Portfolio is one of fifteen portfolios of Variable Investment Series. Since its inception, Equity Portfolio has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under
Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

    Capital Appreciation Portfolio is also one of fifteen portfolios of Variable Investment Series. Since its inception, Capital Appreciation Portfolio has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.
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    The Board of Trustees of Variable Investment Series, on behalf of each of
Equity Portfolio and Capital Appreciation Portfolio, has determined, for valid business reasons, that it is advisable to combine the assets of Equity Portfolio and Capital Appreciation Portfolio into one portfolio.

    In view of the above, the Board of Trustees of Variable Investment Series adopted the Plan, subject to, among other things, approval by Capital Appreciation Portfolio Shareholders.

    Pursuant to the Plan, Capital Appreciation Portfolio will transfer all of its assets to Equity Portfolio in exchange for Equity Portfolio Shares (including fractional Equity Portfolio Shares) and the assumption by Equity Portfolio of the Liabilities. Immediately thereafter, Capital Appreciation Portfolio will distribute the Equity Portfolio Shares to Capital Appreciation Portfolio Shareholders in exchange for and in cancellation of their Capital Appreciation Portfolio Shares and in complete liquidation of Capital Appreciation Portfolio.

    Each of the following representations, among other representations, has been made to us in connection with the Reorganization by MSDW Advisors and by Variable Investment Series.

    (1) To the best of the knowledge of the management of MSDW Advisors, Variable Investment Series, and their affiliates, there is no plan or intention on the part of Capital Appreciation Portfolio Shareholders to redeem, sell, exchange or otherwise dispose of a number of Equity Portfolio Shares that would reduce Capital Appreciation Portfolio Shareholders' ownership of Equity Portfolio Shares to a number of Equity Portfolio Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding Capital Appreciation Portfolio Shares as of such date;

    (2) Equity Portfolio has no plan or intention to reacquire any of the Equity Portfolio Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

    (3) The Liabilities to be assumed by or transferred to Equity Portfolio were incurred by Capital Appreciation Portfolio in the ordinary course of business and are associated with the assets being transferred to Equity Portfolio;

    (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of Capital Appreciation Portfolio for its assets transferred to Equity Portfolio;

    (5) Equity Portfolio has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of Capital Appreciation Portfolio acquired in the Reorganization, except for dispositions made in the ordinary course of business;

    (6) There is no indebtedness between Capital Appreciation Portfolio and Equity Portfolio that was issued, acquired or will be settled at a discount;

    (7) Capital Appreciation Portfolio has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

    (8) Equity Portfolio has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on December 31, 1999;

    (9) Capital Appreciation Portfolio will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                    OPINION

    Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the
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Federal income tax consequences of the Reorganization to Equity Portfolio,
Capital Appreciation Portfolio and the Capital Appreciation Portfolio Shareholders will be as follows:

    (1) The transfer of substantially all of Capital Appreciation Portfolio's assets in exchange for Equity Portfolio Shares and the assumption by Equity Portfolio of Liabilities of Capital Appreciation Portfolio, followed by the distribution by Capital Appreciation Portfolio of Equity Portfolio Shares to the Capital Appreciation Portfolio Shareholders in exchange for their Capital Appreciation Portfolio Shares, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and Capital Appreciation Portfolio and Equity Portfolio will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    (2) No gain or loss will be recognized by Equity Portfolio upon the receipt of the assets of Capital Appreciation Portfolio solely in exchange for Equity Portfolio Shares and the assumption of the Liabilities by Equity Portfolio;

    (3) No gain or loss will be recognized by Capital Appreciation Portfolio upon the transfer of the assets of Capital Appreciation Portfolio to Equity Portfolio in exchange for Equity Portfolio Shares and the assumption of the Liabilities by Equity Portfolio, or upon the distribution of Equity Portfolio Shares to Capital Appreciation Portfolio Shareholders in exchange for their Capital Appreciation Portfolio Shares as provided in the Plan;

    (4) No gain or loss will be recognized by Capital Appreciation Portfolio Shareholders upon the exchange of their Capital Appreciation Portfolio Shares for Equity Portfolio Shares;

    (5) The aggregate tax basis for Equity Portfolio Shares received by each Capital Appreciation Portfolio Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Capital Appreciation Portfolio Shares held by each such Capital Appreciation Portfolio Shareholder immediately prior to the Reorganization;

    (6) The holding period of Equity Portfolio Shares to be received by each Capital Appreciation Portfolio Shareholder will include the period during which the Capital Appreciation Portfolio Shares surrendered in exchange therefor were held (provided such Capital Appreciation Portfolio Shares were held as capital assets on the date of the Reorganization);

    (7) The tax basis of the assets of Capital Appreciation Portfolio acquired by Equity Portfolio will be the same as the tax basis of such assets to Capital Appreciation Portfolio immediately prior to the Reorganization; and

    (8) The holding period of the assets of Capital Appreciation Portfolio in the hands of Equity Portfolio will include the period during which those assets were held by Capital Appreciation Portfolio.

    We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

    As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of Variable Investment Series or the Capital Appreciation Portfolio Shareholders.
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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the Capital Appreciation Portfolio Proxy constituting a part thereof.

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                                Very truly yours,

                                /s/ GORDON ALTMAN BUTOWSKY
                                WEITZEN SHALOV & WEIN
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